UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2024

CNH INDUSTRIAL N.V.
(Exact name of registrant as specified in its charter)

Netherlands	001-36085	98-1125413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cranes Farm Road, Basildon, Essex, SS14 3AD, United Kingdom	N/A
(Address of principal executive offices)	(Zip Code)
+44 2079 251964
Registrant’s telephone number including area code

N/A
(Former name, former address and former fiscal year, if changed since last report):

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value €0.01	CNHI	New York Stock Exchange
3.850% Notes due 2027	CNHI27	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934(§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 19, 2024, CNH Industrial N.V. (the “Company” or “CNH”) entered into a multicurrency revolving credit agreement with Citibank Europe Plc, UK Branch as facility agent, and the other lenders named therein (the “Credit Agreement”). The Credit Agreement provides for an unsecured, committed revolving credit facility in an aggregate principal amount equal to €3.25 billion. The Company may elect to increase the total commitments under the Credit Facility by up to an additional €500 million. The proceeds of the loans under the Credit Agreement may be used for general corporate and working capital purposes, including without limitation the refinancing of existing indebtedness of the CNH group.

The Credit Facility will mature, and all outstanding loans will become due and payable, on April 19, 2029, or such later date as may be extended pursuant to the two extension options of 1-year each which are available to the Company on the terms set forth in the Credit Agreement.

The Credit Agreement contains customary covenants (including a negative pledge, a status (or pari passu) covenant and restrictions on the incurrence of indebtedness by certain subsidiaries) and customary events of default, some of which are subject to minimum thresholds and customary mitigants (including cross acceleration provisions, failure to pay amounts due or to comply with certain provisions under the loan agreement and the occurrence of certain bankruptcy-related events) and mandatory prepayment obligations upon a change in control of the Company.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On April 19, 2024, the Company terminated its five-year multicurrency revolving credit agreement, dated March 18, 2021, as amended and restated on December 10, 2021, among CNH Industrial Finance S.p.A., CNH Industrial Finance Europe S.A., and CNH Industrial Finance North America, Inc. as borrowers, the Company as guarantor, certain banks as lenders and Citibank Europe PLC, UK Branch as facility agent (the “Old Credit Agreement”). The Old Credit Agreement established an unsecured, committed revolving credit facility in an aggregate principal amount equal to $4 billion, with two extension options of 1-year each. The Old Credit Agreement was terminated in connection with the entry into the Credit Agreement described in Item 1.01 above.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03. As of the date of the Credit Agreement, there are no borrowings outstanding under the Credit Agreement. CNH may from time to time borrow under the Credit Agreement and repay such borrowings. CNH does not undertake to provide updates regarding the amount of indebtedness outstanding from time to time, other than in connection with its periodic financial reporting obligations and no inference should be drawn as to the amount of any indebtedness under the Credit Agreement at any time.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Credit Agreement, dated April 19, 2024, by and among CNH Industrial N.V., Citibank Europe PLC, UK Branch, as Facility Agent, and the banks listed therein
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNH INDUSTRIAL N.V.

	By:	/s/ Roberto Russo
	Name:	Roberto Russo
	Title:	Chief Legal and Compliance Officer
Date: April 19, 2024